Exhibit 10.6

September 21, 2012

Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, NJ 07647

Attention: Chris Dick

   President

Re:          First Amendment

TPN-Elite Manufacturing and Supply Agreement dated June 23, 2011

Gentlemen:

ThePharmaNetwork, LLC, a New Jersey limited liability company and its wholly owned subsidiary, Ascend Laboratories, LLC (together "TPN"), and Elite Pharmaceuticals, Inc. and Elite Laboratories, Inc. (a subsidiary of Elite Pharmaceuticals, Inc.), both Delaware corporations (together "ELITE") are parties to certain manufacturing and supply agreement effective as of June 23, 2011 (the “Agreement”). All capitalized terms used without definition in this letter agreement have the respective meanings provided in the Agreement.

Effective as of the date of this letter agreement, the parties agree that sections 7.1 9.3. 2.7 and 3.3 of, and Exhibit A attached to, the Agreement are amended in their entirety and, as amended, read as follows:

Section 7.1.      Term. The initial term (the “Initial Term”) of this Agreement shall commence on the Effective Date and shall continue until December 31, 2014; thereafter, the term of this Agreement shall be extended for one (1) year terms (each a “Renewal Term”) upon the mutual written agreement of the Parties entered into at least six (6) months prior to the expiration of the Initial Term or a Renewal Term.

Section 9.3.       Notices . Except as otherwise specifically provided, any notice or other documents to be given under this Manufacturing Agreement shall be in writing and shall be deemed to have been duly given if sent by registered mail, nationally recognized overnight delivery service or facsimile transmission to a Party or delivered in person to a Party at the address or facsimile number set out below for such Party or such other address as the Party may from time to time designate by written notice to the other:

If to ELITE: Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, NJ 07647

Attention: President

Facsimile: 201-750-2755

with a copy to: Silverman Sclar Shin & Byrne PLCC

381 Park Avenue South

New York, New York 10016

Attn: Richard Feiner

Facsimile: 917-720-0863

If to TPN: ThePharmaNetwork, LLC

180 Summit Avenue, Suite 200Montvale, NJ 07645

Attention: George Solomon, COO

Facsimile: 201-476-1987

with a copy to:

ThePharmaNetwork, LLC

180 Summit Avenue, Suite 200

Montvale, NJ 07645

Attention: Allen Bagatsing, Esq. /Chief Legal Counsel

Facsimile: 201-476-1987

Any such notice provided pursuant to this Section 9.3 shall be deemed to have been received by the addressee five business days following the date of dispatch of the notice or other document by mail or, where the notice or other document is sent by overnight delivery service, by hand or is given by facsimile, simultaneously with the transmission or delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched. Either Party may change its address at which notice is to be received by written notice provided pursuant to this Section 9.3.

Section 3.3.      Invoicing and Payment. Payment terms by TPN for Product supplied by ELITE hereunder meeting Product Specifications shall be net 30 days by check or wire transfer, and shall be made without set-off and free and clear of, and without any deduction or withholding for or on account of any taxes, duties, levies, fees or charges, except as otherwise permitted under this Manufacturing Agreement. Product shall be invoiced no sooner than the date of shipment by ELITE. If TPN disputes any invoice, TPN shall notify ELITE that it disputes the accuracy of such invoice specifying in particularity such inaccuracy. TPN and ELITE shall make good faith efforts to resolve any disputes within fifteen (15) days thereafter and subject to Section 7.2 a (iii). Any amounts that are disputed shall be due upon the resolution of such dispute.

Section 2.7.      Delays. During the Term of this Manufacturing Agreement, if ELITE is not able to timely meet Product orders submitted by TPN pursuant to Section 2.2, ELITE shall promptly notify TPN of the reason for the delay and the date delivery of Product is expected to occur. If shipment is delayed more than ten (10) business days beyond the date of delivery for reasons other than API supply (including DEA quota issues), then ELITE shall be responsible for any and all customer bill back penalty actually incurred and documented by TPN to be paid by ELITE within fifteen (15) days from receipt of such invoice.

Exhibit A- Product and Purchase Price and Minimum Annual Volume Requirements

Product	Mg	Bottle Size	Firm Cost Per Bottle exclusive of API FOB Elite	Minimum Annual Volume
Methadone Hydrochloride 10 mg Tablets, ANDA #090635	10mg	100's	Manufacturing Cost $2.00[1] (see notes below)	1,000,000 Bottles

1. All bottles manufactured in excess of 500,000 bottles each calendar year, shall be at a firm cost per bottle exclusive of API FOB Elite of $1.88.

NOTES: The purchase price includes all costs except API cost which is the obligation of TPN and is firm during the term of the Agreement.

ELITE shall produce Product in batch sizes between 2,000 bottles to 10,000 bottles per batch. Elite will begin with the smaller batch sizes and increase batch size as necessary. Starting no later than January, 2013 orders shall be manufactured based on a batch size of 10,000 bottles.

Provided that TPN will give Elite 90 days advance notice, Elite shall accept and be able to guarantee the manufacturing of up to 1,500,000 bottles/year.

During the 12 months ending December 31, 2014 and upon TPN’s written request, Elite must be able to manufacture up to 2,000,000 bottles/year.

ELITE may also, from time to time, subcontract to Epic Pharma, LLC for bottling of batches but at its earliest, will transfer the packaging operations to its own facility.

Except as expressly modified by this letter agreement, the parties agree that the Agreement will continue in full force and effect in accordance with its terms.

If the foregoing correctly sets forth our agreement and understanding, please execute the enclosed counterpart of this letter agreement and return the executed counterpart to the undersigned at your convenience.

(Space left intentionally blank, signature page follows)

THEPHARMANETWORK, LLC

By	/s/ George Solomon
Name:	George Solomon
Title:	COO

Accepted and agreed as of this September 21, 2012

ELITE PHARMACEUTICALS, INC.

By	/s/ Chris Dick
Name:	Chris Dick
Title:	President

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